Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-255468) on Form S-8 of Akoya Biosciences, Inc. of our report dated March 14, 2022, relating to the consolidated financial statements of Akoya Biosciences, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of Akoya Biosciences, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 14, 2022